EX. 10.2

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the “Agreement”) is made as of the 10th day of April, 2008 by and between Ridge Clearing & Outsourcing Solutions, Inc. (“Ridge”), and

Broadpoint Capital, Inc. (“Correspondent”).

WITNESSETH:

WHEREAS, by Fully Disclosed Clearing Agreement executed by and between Ridge and Correspondent dated as of January 11, 2008 (the “Fully Disclosed Clearing

Agreement”), Ridge agreed to provide certain execution and clearing services, on a fully disclosed basis, to Correspondent and its customers; and

WHEREAS, Ridge and Correspondent desire to terminate the Fully Disclosed Clearing Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged the parties hereto hereby agree as follows:

1.	Definitions. All capitalized terms used herein shall have the meanings ascribed to them in the Fully Disclosed Clearing Agreement, unless otherwise defined herein.

2.
Termination.  Ridge and Correspondent agree and acknowledge that the Fully Disclosed Clearing Agreement is terminated in its entirety effective April 10, 2008, and that, accordingly, the Fully Disclosed Clearing Agreement shall be of no further force or effect and no party shall bear any further obligation or liability of any kind in connection with the Fully Disclosed Clearing Agreement.

3.
No Termination Fees or Penalty.  Ridge and Correspondent agree and acknowledge that the termination of the Fully Disclosed Clearing Agreement shall result in no penalties, Termination Fees, Early Termination Fees, Material Change Termination Fees or any other fees owed to Ridge by Correspondent.

4.
Mutual Release. Each party releases, remises and forever discharges the other party and its successors and assigns from and against any and all manner of action and causes of action, suits, levies, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims, demands, obligations, liabilities and duties whatsoever involved, at law or in equity, arising out of or relating to the Fully Disclosed Clearing Agreement which either party ever had, now has or which its assigns or any of them hereafter can, shall or may have.  For the purpose of clarity, the parties agree that the foregoing release does not relate to the Fully Disclosed Clearing Agreement, dated as of January 11, 2008, by and between Ridge and Broadpoint Securities, Inc., and any amendments thereto.

5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

6.	Headings. The headings contained herein have been inserted for convenience and ease of reference only and shall be construed to affect the meaning, construction of effect of this Agreement.

7.	Counterpart. This Agreement may be executed in counterparts each of which shall constitute an original, and all of which shall together constitute one in the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to the Fully Disclosed Clearing Agreement as of the date first above written.

RIDGE CLEARING & OUTSOURCING SOLUTIONS, INC.                                                 BROADPOINT CAPITAL, INC.

By:  /s/ JOSEPH BARRA                                                                                                           By:  /s/ LEE FENSTERSTOCK
             President                                                                                                                                       Chairman and CEO